Exhibit 99.2

The Company

Overview

We are a cancer diagnostics company providing diagnostic products and services to the oncology market. We have built and continue to develop a platform designed to eradicate the problem of misdiagnosis by harnessing the intellect, expertise and technology developed within academic institutions and delivering quality diagnostic information to physicians and their patients worldwide. We operate a cancer diagnostic laboratory located in New Haven, Connecticut and have partnered with the Yale School of Medicine to capture the expertise, experience and technologies developed within academia so that we can provide a better standard of cancer diagnostics and solve the growing problem of cancer misdiagnosis. We also operate a research and development facility in Omaha, Nebraska which will focus on further development of ICE-COLD-PCR, or ICP, the patented technology described further below, which was exclusively licensed by us from Dana-Farber Cancer Institute, Inc., or Dana-Farber, at Harvard University. The research and development center will focus on the development of this technology, which we believe will enable us to commercialize other technologies developed by our current and future academic partners. Our platform connects patients, physicians and diagnostic experts residing within academic institutions. Launched in 2017, the platform facilitates the following relationships:

•	Patients: patients may search for physicians in their area and consult directly with academic experts that are on the platform. Patients may also have access to new academic discoveries as they become commercially available.

•	Physicians: physicians can connect with academic experts to seek consultations on behalf of their patients and may also provide consultations for patients in their area seeking medical expertise in that physician’s relevant specialty. Physicians will also have access to new diagnostic solutions to help improve diagnostic accuracy.

•	Academic Experts: academic experts on the platform can make themselves available for patients or physicians seeking access to their expertise. Additionally, these experts have a platform available to commercialize their research discoveries.

We intend to continue updating our platform to allow for patient-to-patient communications and allow individuals to share stories and provide support for one another, to allow physicians to consult with their peers to discuss and share challenges and solutions, and to allow academic experts to interact with others in academia on the platform to discuss their research and cross-collaborate.

ICP was developed at Harvard and is licensed exclusively by us from Dana-Farber. The technology enables the detection of genetic mutations in liquid biopsies, such as blood samples. The field of liquid biopsies is a rapidly growing market, aimed at solving the challenge of obtaining genetic information on disease progression and changes from sources other than a tumor biopsy.

Gene sequencing is performed on tissue biopsies taken surgically from the tumor site in order to identify potential therapies that will be more effective in treating the patient. There are several limitations to this process. First, surgical procedures have several limitations, including:

•	Cost: surgical procedures are usually performed in a costly hospital environment. For example, according to a recent study the mean cost of lung biopsies is greater than $14,000; surgery also involves hospitalization and recovery time.

•	Surgical access: various tumor sites are not always accessible (e.g. brain tumors), in which cases no biopsy is available for diagnosis.

•	Risk: patient health may not permit undergoing an invasive surgery; therefore a biopsy cannot be obtained at all.

•	Time: the process of scheduling and coordinating a surgical procedure often takes time, delaying the start of patient treatment.

Second, there are several tumor-related limitations that provide a challenge to obtaining such genetic information from a tumor:

•	Tumors are heterogeneous by nature: a tissue sample from one area of the tumor may not properly represent the tumor’s entire genetic composition; thus, the diagnostic results from a tumor may be incomplete and non-representative.

•	Metastases: in order to accurately test a patient with metastatic disease, ideally an individual biopsy sample should be taken from each site (if those sites are even known). These biopsies are very difficult to obtain; therefore physicians often rely on biopsies taken from the primary tumor site.

The advent of technologies enabling liquid biopsies as an alternative to tumor biopsy and analysis is based on the fact that tumors (both primary and metastatic) shed cells and fragments of DNA into the blood stream. These blood samples are called “liquid biopsies” that contain circulating tumor DNA, or ctDNA, which hold the same genetic information found in the tumor(s). That tumor DNA is the target of genetic analysis. However, since the quantity of tumor DNA is very small in proportion to the “normal” (or “healthy”) DNA within the blood stream, there is a need to identify and separate the tumor DNA from the normal DNA.

ICP is an enrichment technology that enables the laboratory to focus its analysis on the tumor DNA by enriching, and thereby “multiplying” the presence of, tumor DNA, while maintaining the normal DNA at its same level. Once the enrichment process has been completed, the laboratory genetic testing equipment is able to identify genetic abnormalities presented in the ctDNA, and an analysis can be conducted at a higher level of sensitivity, to enable the detection of such genetic abnormalities. The technology is encapsulated into a chemical that is provided in the form of a kit and sold to other laboratories who wish to conduct these tests in-house. The chemical within the kit is added to the specimen preparation process, enriching the sample for the tumor DNA so that the analysis will detect those genetic abnormalities.

Industry Problem

There is currently a significant problem with rates of misdiagnosis across numerous disease states (particularly in cancer) due to an inefficient industry. We believe that the diagnostic industry has been commoditized, focusing primarily on price and test turnaround times as competing factors, at the expense of quality and accuracy. Increasingly complex disease states are met with eroding specialization rather than increased expertise. According to a study conducted by the National Coalition of Health, this results in an industry with up to 28% cancer misdiagnosis rates which is failing to meet the needs of physicians, patients and the healthcare system as a whole. New technologies offer improved accuracy; however, many are either inaccessible, or are not economically practical for clinical use. Despite much publicity of the industry transitioning from fee-per-service to value-based payments, that transition has not yet occurred in diagnostics. When a patient is misdiagnosed, physicians end up administrating incorrect treatments, often creating adverse effects rather than improving outcomes, payers waste valuable treatment dollars applied incorrectly and can incur substantial downstream costs and, most importantly, patients pay the ultimate price with increased morbidity and mortality. According to a report by Pinnacle Health, the estimated cost of misdiagnosis to the healthcare system is $750 billion annually. We believe that the academic path of specialization produces the critical expertise necessary to correctly diagnose disease; and that academic institutions have an unlocked potential to address this problem. Our solution is to create an exclusive platform that harnesses academic expertise and proprietary technologies to deliver the highest standard of diagnostic accuracy and patient care. Physicians, hospitals, payers and, most importantly, patients all benefit from more accurate diagnostics.

Market

As a services and technology commercialization company, we currently participate in two segments within the U.S. domestic oncology diagnostics market. The first is the anatomic pathology services market, which is estimated to reach $22 billion by the end of 2022, growing at an average 8% compound annual growth rate from 2017 to 2021. The second segment is the liquid biopsy reagents/kits market. According to the Piper Jaffray report from September 2015 on the liquid biopsy market, the domestic market opportunity for the oncology liquid biopsy market is over $28 billion per year, and encompasses screening, therapy selection, treatment monitoring and recurrence. The current market size for new cancer diagnoses is 1.6 million new cases per year and over 15.5 million people living with cancer, and the cancer diagnostics market size in North America was estimated to be $50 billion in 2016. We believe additional opportunities exist in clinical trials searching for low cost and high quality solutions for patient selection and treatment monitoring.

Our Solution

Our Platform

Our platform is designed to provide physicians and their patients access to the necessary academic expertise and technology to properly diagnose disease. To our knowledge we are the only company focused on addressing the issue of diagnostic accuracy with an innovative, robust and scalable business model by:

•	Providing physicians and their patients access to world-class academic experts and technologies.

•	Allowing payers to benefit from quality-based outcomes to their patients and recognize cost savings.

•	Enabling cross-collaboration between physicians and academic institutions to advance research and discovery.

Our exclusive agreement with the Department of Pathology at Yale University, or the Pathology Services Agreement, is part of a unique platform that to our knowledge is not offered by other commercial laboratories. Our customers are oncologists who biopsy their patients in order to confirm or rule out the presence of cancer. After our customers send the samples to us, we conduct all the technical tests at our New Haven facility. We then transmit the test results to the pathologists at Yale who have access to our laboratory information system from their respective offices, enabling them to review and render their diagnostic interpretation of the test results, for reporting. In partnership with Yale faculty, we have developed a proprietary algorithm that is applied to each sample submitted to us for testing, resulting in our ability to render a more concise and accurate diagnosis. The final diagnostic results are prepared by Yale pathologists and integrated into the final report by us, and are then delivered electronically through our web portal to the referring clinician. The patient’s insurance is billed for the services; we are paid for the technical work done at our laboratory; and Yale pathologists are paid by us for their diagnostic interpretation.

We recently renewed the Pathology Services Agreement for an additional five-year term, effective as of June 2016, through June 2021. Under the Pathology Services Agreement, the Yale Department of Pathology may not provide the hematopathology services that it provides to us to any other commercial entity that is one of our competitors. The Pathology Services Agreement allows for termination by either party (i) for uncured breach by the other party, (ii) if either party has its respective license suspended or revoked, (iii) if the insurance coverage of either party is canceled or modified, (iv) if we fail to maintain or meet the requirements of Medicare conditions of participation, or (v) if we declare bankruptcy. The Pathology Services Agreement also provides that if the performance by either party (i) jeopardizes the licensure or accreditation of Yale or any Yale physician, (ii) jeopardizes either party’s participation in Medicare, Medicaid or other federal, state or commercial reimbursement programs, (iii) violates any statute, ordinance or otherwise is deemed illegal, (iv) is deemed unethical by any recognized body, agency or association in the medical or laboratory fields, or (v) causes a substantial threat to Yale’s tax-exempt status, then either party may initiate negotiations to amend the Pathology Services Agreement and the Pathology Services Agreement will terminate if a mutually agreed amendment is not executed by the parties within 30 days.

ICE-COLD-PCR

ICP technology was developed at Dana-Farber and is licensed by us. ICP is a unique, proprietary patented specimen enrichment technology that increases the sensitivity of molecular based tests from approximately 90-95% to 99-99.99%. Traditional molecular testing is done on tumor biopsies. These tests are typically conducted at disease onset, when the patient undergoes a biopsy. In the typical course of treatment, a patient is rarely re-biopsied, and therefore the only genetic information is based on the initial biopsy. Tumors are known to shed cells into the patient’s blood stream, where they circulate alongside normal cells; however, existing testing methodologies are not sufficiently sensitive to differentiate between the tumor and normal cells. The increased sensitivity provided by ICP allows for testing of genetic mutations that occur within tumors to be conducted on peripheral blood samples, termed liquid biopsies. This technical capability enables physicians to test for genetic mutations without conducting a biopsy, through a simple blood test rather than a biopsy extracted from the actual tumor. The results of such tests can be used for diagnosis, prognosis and therapeutic decisions. The technology is encapsulated within a chemical (reagent) used during the specimen preparation process, which enriches (amplifies) the tumor DNA detected within the blood sample, while suppressing the normal DNA. In addition to offering this technology as a clinical service, we are developing panels that will be sold as reagent kits to other laboratories to set up this testing in their facilities. This enables other labs to improve their test sensitivity and render results on liquid biopsies. The business model of selling reagents to other laboratories both expands the reach and impact of the technology, while eliminating the reimbursement risks that we would face in running the tests in-house.

We license the ICP technology from Dana-Farber through a license agreement, or the License Agreement. The License Agreement grants us an exclusive license to the ICP technology, subject to a non-exclusive license granted to the U.S. government, in the areas of mutation detection using Sanger (di-deoxy) sequencing and mitochondrial DNA analysis for all research, diagnostic, prognostic and therapeutic uses in humans, animals, viruses, bacteria, fungi, plants or fossilized material. The License Agreement also grants us a non-exclusive license in the areas of mutation detection using DHPLC, surveyor-endonuclease-based mutation detection and second generation sequencing techniques. We paid Dana-Farber an initial license fee and are required to make milestone payments with respect to the first five licensed products or services we develop using the licensed technology as well as royalties ranging from high single to low double digits on net sales of licensed products and services for sales made by us and sales made to any distributors. The License Agreement remains in effect until we cease to sell licensed products or services under the agreement. Dana-Farber has the right to immediately terminate the License Agreement if (i) we cease to carry on our business with respect to licensed products and services, (ii) we fail to make any payments under the License Agreement (subject to a cure period), (iii) we fail to comply with due diligence obligations under the License Agreement (subject to a cure period), (iv) we default in our obligations to procure and maintain insurance as required by the License Agreement, (v) any of our officers is convicted of a felony relating to the manufacture, use, sale or importation of licensed products under the License Agreement, (vi) we materially breach any provision of the License Agreement (subject to a cure period), or (vii) we or Dana-Farber become insolvent. We may terminate the License Agreement for convenience upon 180 days’ prior written notice.

Reimbursement

Since cancer is typically a disease with an onset at a later age, the largest insurance provider which constitutes close to 32% of our patient cases is Medicare. The remaining patients are insured by private insurance companies who provide patient coverage and pay for patients health-related costs. The Center for Medicare and Medicaid Services, or CMS, typically publishes its rates annually, and providers such as us bill according to the codes relevant to the tests we conduct. Other private insurance companies will often follow suit and adjust their rates according to the published CMS rates.

Our Products

Our initial product offering consists of clinical diagnostic services harnessing the expertise of the Yale School of Medicine and the commercialization and application of ICP, a cutting-edge technology developed at Dana-Farber, part of Harvard University. Our clinical diagnostic services focus on the diagnosis of blood cancers and the delivery of an accurate diagnosis to oncologists, with demonstrated superior results through an exclusive partnership with Yale. We intend to enter into additional partnerships during 2017 and 2018. Our cutting-edge liquid biopsy technology, ICP, enables detection of abnormalities in blood samples (cfDNA) down to as low as .01%. This low-cost technology enables customers to conduct the tests in-house using existing mutation detection platforms and creates what we believe to be the only current economically viable option for liquid biopsy applications. Our customers are oncologists, hospitals, reference laboratories, and pharma and biotech companies, to whom we plan to cross-market other technologies (such as ICP) and services on our platform.

We built and obtained CLIA certification to operate our New Haven laboratory. The laboratory is approximately 3,000 square feet and has several sub-departments such as flow cytometry, immune-histochemistry, cytogenetics, and molecular testing. The laboratory is currently operated by five lab technicians and is supervised by a laboratory manager and a medical director. Our laboratory is inspected every two years by a Connecticut state-appointed inspection, and once approved by the state inspector, we are issued a CLIA-certificate. Furthermore, the laboratory supervisor and medical director must conduct a self-inspection every two years (rotating with the state inspection) and must submit those results to the state department of health.

The laboratory operations are governed by Standard Operating Procedure manuals, or SOPs, which detail each aspect of the laboratory environment including the work flow, quality control, maintenance, and safety. These SOPs are reviewed annually, approved and signed off by the laboratory manager and medical director.

Our Strategy

Our objective is to eradicate the problem of misdiagnosis by harnessing the intellect, expertise and technology developed within academic institutions and delivering quality diagnostic information to physicians and their patients worldwide. To achieve this objective our strategy is to focus our efforts on the following areas:

•	Clinical pathology services – we intend to continue building our platform by increasing the number of academic experts available on our platform and partnering with other academic institutions, allowing us to expand our portfolio of services to cover additional types of cancer.

•	Ice-Cold PCR – we believe we can commercialize and develop new applications for our ICP technology, including:

○	Developing specific application panels for patient monitoring for treatment resistance and disease recurrence;

○	Building focused diagnostic and screening panels for initial disease identification;

○	Leveraging our platform customers to generate demand for repeat, localized, in-house liquid biopsy testing; and

○	Applying ICP technology to other markets, such as pre-natal and companion diagnostics.

•	New product pipeline through outsourced research and development – we plan on utilizing our partnerships with academic institutions to gain access to newly-developed technologies. We also believe there is an opportunity to partner with biotechnology companies to introduce their products to the U.S. market through our platform.

•	Academic partnerships – we intend to leverage the intellectual expertise and technologies developed within academic institutions. We believe we have validated this model through our partnership with the Yale School of Medicine and are currently in the process of adding new academic partners.

Competition

Our principal competition in clinical pathology services comes largely from two groups. The first group consists of companies that specialize in oncology and offer directly competing services to our diagnostic services. These companies often provide a high level of service focused on oncology and offer their services to oncologists and pathology departments within hospitals. Our competitors in this group include Genoptix, GenPath Diagnostics and Miraca Life Sciences. The second group consists of large commercial companies that offer a wide variety of laboratory tests ranging from simple chemistry tests to complex genetic testing. Our competitors in this group include LabCorp and Quest Diagnostics. We believe that companies in this industry primarily compete on price and speed results delivery. We have chosen to focus on the quality and accuracy of results. Within the liquid biopsy market, our competitors include Guardant Health and Trovagene, Inc.

Competitive Advantage

We capitalize on the intellectual expertise and technologies developed within academic institutions by academic experts. While several industry papers report a misdiagnosis rate as high as 28% of cases diagnosed, we believe that leveraging academic expertise in diagnosis can significantly reduce the number of patients being misdiagnosed. In an initial data set of over 100 clinical cases received and processed by us with a diagnosis rendered by Yale pathologists, we believe less than 1% have resulted in misdiagnosis. The diagnostic report provided by us was then requested by a patient or the patient’s physician for a second opinion to be conducted by another laboratory. In those cases, less than 1% reported back a disagreement with the original primary diagnosis. While a minority of patients are treated in academic centers and can benefit from that specialized expertise, the majority of patients are diagnosed by commercial reference laboratories. Comparatively, these commercial laboratories and diagnostic companies have broad access to and serve a majority of patients; however, we believe their lack of specialized expertise results in significantly higher misdiagnosis rates. Academic institutions also invest heavily in the development of new technologies, many of which are often used only within the academic institution and do not benefit outside patients. Our platform offers patients anywhere access to these innovative technologies developed within Yale and any other academic institutions we engage in the future.

In July 2017, after receiving approval from the Yale Human Investigation Committee, we commenced a study to demonstrate the impact of academic pathology expertise on diagnostic accuracy. The purpose of this study is to use data from a large set of patients to determine whether academic pathologists provide a higher level of accuracy of the diagnosis, improving patient care, as well as reducing the subsequent costs involved in treating the patient, compared to diagnosis conducted outside of an academic institution. The study is being conducted at the Department of Pathology at Yale School of Medicine.

The retrospective study will gather data on approximately 500 to 1,000 patients who have received an initial diagnosis, followed by a second opinion, and stratify them into two cohorts. The first cohort will consist of patients diagnosed initially outside of an academic institution, and then referred to Yale for treatment where they received a second opinion diagnosis by an academic pathologist at Yale. The second cohort will consist of patients initially diagnosed at Yale, who then proceeded to obtain a second opinion from an outside institution. The study will identify those patients where the second opinion differs from the initial diagnosis, suggesting a possible misdiagnosis. In those situations, the case will be referred to another academic institution to conduct a blinded, third evaluation in order to determine which diagnosis was correct. The study will then further evaluate the subsequent patient response due to the change in diagnosis, to determine the impact that the change in diagnosis had on the patient.

As part of the study, we have also partnered with the Department of Medicine at Thomas Jefferson University in Philadelphia, which routinely conducts research to evaluate the economic impact of various healthcare decisions, to quantify the cost of misdiagnosis within cancer treatment. In those situations where discordance is identified between the primary and secondary diagnosis, an evaluation will be made of pre-and-post diagnosis change in the course of treatment, to correlate both the healthcare dollars spent, and the clinical outcome.